SUBSCRIPTION AGREEMENT

By and between IXI MOBILE, INC. (the “Corporation” or the “Issuer”) of 17 Hatidhar Street, Ra’anana, Israel 43665 and RUNCOM TECHNOLOGIES LTD. (the “Subscriber”).

The Subscriber hereby tenders to the Corporation this subscription offer which, upon acceptance by the Corporation, will constitute a binding agreement of the Subscriber to subscribe for, take up, purchase and pay for and, on the part of the Corporation, to issue and sell to the Subscriber the number of Shares set out below on the terms and subject to the conditions set out in this Agreement.

In addition, Corporation shall issue to Subscriber a Warrant for the purchase of 115,942 Preferred Shares at an exercise price per Share equal to the Purchase Price in the form attached hereto as Exhibit B.

Number of Shares:	8,695,652

Total Purchase Price at $0.115 per Share:	$1,000,000

Aggregate Purchase Price:	$1,000,000

Warrant Shares:	115,942

Exercise Price $34.50 per Preferred Share:	$4,000,000

Aggregate Exercise Price:	$4,000,000

DATED this 24 day of December, 2008.

________________________________________ RUNCOM TECHNOLOGIES LTD.	11 Moshe Levi Street, Rishon Lezion 75658, Israel ________________________________________ (Subscriber’s Address)
By:Dr. Zion Hadad, Chief Executive Officer ________________________________________ (Official Capacity or Title - please print)	972-3-9428880 (Telephone Number)
________________________________________ Authorized Signature	_ 972-3-9528805 _______________________________________ (Facsimile Number)
________________________________________ (Please print name of individual whose signature appears above if different than the name of the Subscriber printed above).	________________________________________ (Email Address)

This subscription is accepted by the Corporation this 24 day of December, 2008.

IXI MOBILE, INC.

Per:
Israel Frieder, Chairman of the Board of Directors and Chief Executive Officer
Authorized Signatory

1.	INTERPRETATION

1.1.	In this Agreement, unless the context otherwise requires:

“1933 Act” means the United States Securities Act of 1933, as amended;

“Additional Acquired Shares” means, 8,887,895 Common Shares and warrants for 3,056,667  Shares of the Corporation to be transferred to Subscriber by Gemini and South Point, at the Closing of the transactions contemplated under this Agreement;

“Assets” means all of Corporation’s tangible and intangible assets;

“Agreement” means this Subscription Agreement;

"Certificate of Designation" means the certificate of designation for the Preferred Shares in the form of Exhibit D attached hereto.

“Closing” means the day on which the transactions contemplated hereby are consummated pursuant to the terms of Section 5 below;

"Conversion Loan" means the loans made by Gemini and South Point to the Corporation which are convertible by their terms to Preferred Shares pursuant to the Loan Agreement listed in Exhibit C attached hereto.

“Conversion Shares” means Preferred Shares issued to Gemini and Southpoint upon conversion of that certain loan by Gemini and South Point (“Lender”);

“Exemption” means the exemptions from the prospectus requirements of the 1933 Act;

"Gemini" means Gemini Israel III L.P., Gemini Partners Investors L.P., Gemini Israel III Parallel Fund L.P., Gemini Israel III Overflow Fund L.P.;

“General Disclosure Schedule” means that certain General Disclosure Schedule attached to this Agreement as Exhibit A, which is an integral part of this Agreement;

“Intellectual Property Rights” means Patents, know-how, show how, copy rights, trade secrets, trade marks, logos other technology of the Corporation, including, but not limited to, a source code used in connection with the operations of its technology;

“Parties” or “Party” means the Subscriber, the Corporation or both, as the context requires;

“Patents” means, including, but not limited to, patent applications, substitutions and/or any renewal thereof;

"Preferred Shares" means shares of preferred stock of the Corporation par value  $0.0001 each with the rights set forth in the Certificate of Designation.

“Private Placement” means the offering of the Units by the Corporation;

“Regulation S” means Regulation S promulgated under the 1933 Act;

“Regulatory Authorities” means the SEC and the securities regulatory authorities in an international jurisdiction;

“SEC” means the United States Securities and Exchange Commission;

“Shares” means shares of common stock par value  $0.0001 each of the Corporation;

"South Point" means Southpoint Master Fund L.P.,

“Subscriber” has the meaning ascribed to it on the cover page;

 “Subscription Proceeds” means $ 1,000,000;

 “U.S. Person” has the meaning ascribed to it in Rule 902 of Regulation S of the 1933 Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts;

“Units” means the Shares and the Warrant;

“Warrant” means that certain warrant to be issued to Subscriber at the Closing in the form attached hereto as Exhibit B;

“Warrant Shares” means the Shares to be issued to Subscriber upon exercise of the Warrant, which may be exercised by Subscriber within a period of twelve (12) months, in whole or in part at an exercise price per Share that is equal to the Purchase Price for an aggregate amount of US$ 4 million;

1.2	This Agreement is to be read with all changes in gender or number as required by the context.

1.3	The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

1.4	Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful currency of the United States of America.

1.5
This Agreement is governed by, subject to and interpreted in accordance with the laws of the State of Israel. The competent courts in Tel Aviv-Jaffa, Israel shall have sole and exclusive jurisdiction on and dispute arising out or in connection with this Agreement.

2.	REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGEMENTS OF THE SUBSCRIBER

The Subscriber acknowledges, represents, warrants and covenants to and with the Corporation that, as at the date given above and at the Closing:

(a)
no prospectus has been filed by the Corporation with the SEC in connection with the issuance of the Units (or any Warrant Shares), such issuance is exempted from the prospectus requirements of the 1933 Act and that:

(i)	the Subscriber is restricted from using most of the civil remedies available under the 1933 Act;

(ii)	the Subscriber may not receive information that would otherwise be required to be provided to it under the 1933 Act; and

(iii)	the Corporation is relieved from certain obligations that would otherwise apply under the 1933 Act.

(b)	the Subscriber certifies that it is a company registered in the State of Israel;

(c)
the Subscriber is purchasing the Subscriber’s Units (and any Warrant Shares) as principal for its own account and not for the benefit of any other person, and is purchasing the Subscriber’s Units (and any Warrant Shares) for investment only and not with a view to the resale or distribution of all or any of the Subscriber’s Units (and any Warrant Shares);

(d)	the Subscriber acknowledges that:

(i)	the SEC or similar Regulatory Authority has not reviewed or passed on the merits of the Units (and any Warrant Shares);

(ii)	there is no government or other insurance covering the Units (and any Warrant Shares);

(iii)	there are risks associated with the purchase of the Units (and any Warrant Shares);

(iv)	there are restrictions on the Subscriber’s ability to resell the Units (and any Warrant Shares); and

(v)
the Corporation has advised the Subscriber that the Corporation is relying on an exemption from the rules and regulations requiring it to provide the Subscriber with a prospectus and to sell securities through a person registered to sell securities under the 1933 Act and, as a consequence of acquiring Units (and any Warrant Shares) pursuant to an Exemption, certain protections, rights and remedies provided by the 1933 Act, including statutory rights of rescission or damages, will not be available to the Subscriber;

(e)	the Subscriber is not a U.S. Person;

(f)	no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Shares;

(ii)	as to the future price or value of any of the Shares;

(g)	the offer made by this subscription is irrevocable by the Subscriber and requires acceptance by the Corporation;

(h)
the Subscriber has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto, and the Subscriber is a corporation it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and all necessary approvals by its directors, shareholders and others have been given to authorize the execution of this Agreement on behalf of the Subscriber;

(i)
the entering into of this Agreement and the transaction contemplated hereby will not result in the violation of any of the terms and provisions of the incorporation documents of, the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which it is or may be bound;

(j)	this Agreement has been duly executed and delivered by the Subscriber and constitutes a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber;

(k)
the Subscriber is aware of the risks and other characteristics of the Units (and any Warrant Shares) and of the fact that the Subscriber may not be able to resell the Units (and any Warrant Shares) purchased by it except in accordance with the applicable securities legislation and regulatory policies and that the Units (and any Warrant Shares) may be subject to resale restrictions and may bear a legend to this effect;

(l)
if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Corporation as may be required;

(m)	the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment;

(n)
the Subscriber agrees that the Corporation may be required by law or otherwise to disclose to any Regulatory Authorities the identity of the Subscriber and, if applicable, the beneficial purchaser for whom the Subscriber may be acting;

(o)	the Subscriber has reviewed all of the Corporation's filings under the 1934 Act;

(p)
the Subscriber agrees that the above representations, warranties, covenants and acknowledgements in this subsection will be true and correct both as of the execution of this subscription and as of the day of Closing; and

(q)	other than as aforesaid no further representations are made by Subscriber in connection with the Private Placement.

The foregoing representations, warranties, covenants and acknowledgements are made by the Subscriber with the intent that they be relied upon by the Corporation in determining its suitability as a purchaser of Units (and any Warrant Shares).  The Subscriber undertakes to notify the Corporation immediately of any change in any representation, warranty or other information relating to the Subscriber set forth herein which takes place prior to the Closing.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

3.1	The Corporation represents, warrants and covenants that, as of the date given above and at the Closing:

(a)	the Corporation is an entity duly incorporated and validly existing corporation incorporated under the laws of the State of Delaware;

(b)
the Corporation is, where required, duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where required under the laws of that jurisdiction, except where in failure to so register will not have a material adverse effect on the Corporation;

(c)
except as set forth in Section 3.1(c) of the General Disclosure Schedule attached hereto, the Corporation has sufficient non-issued shares in its authorized share capital to issue the Shares, including the Warrant Shares and the Conversion Shares, and upon their issuance the Shares will be duly and validly issued as fully paid and non-assessable, and when issued in accordance with the proper exercise of the Warrants, including the payment thereof, the Shares issuable thereunder shall be duly and validly issued as fully paid and non-assessable;

(d)
the execution and delivery of this Agreement by the Corporation does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, governmental entity, except as set forth in Section 3.1(d) of the General Disclosure Schedule.

(e)
except as set forth in Section 3.1(e) of the General Disclosure Schedule, the Corporation has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions in relation to the issue of its securities and in all matters relating to the Private Placement;

(f)
except as disclosed in Section 3.1(f) of the General Disclosure Schedule the issue and sale of the Shares by the Corporation does not and will not conflict with, and does not and will not result in a breach of, any of the terms of the Corporation’s certificate of incorporation or any agreement or instrument to which the Corporation is a Party or by which it is bound;

(g)
except as disclosed in Section 3.1(g) of the General Disclosure Schedule, the Corporation is not a Party to any actions, suits or proceedings which could materially affect its business or financial condition, and except for the events already disclosed by the Corporation, to the best of the Corporation’s knowledge no such actions, suits or proceedings are contemplated or have been threatened;

(h)
this Agreement has been or will be by the Closing, duly authorized by all necessary corporate action on the part of the Corporation, and the Issuer has or will have by the Closing full corporate power and authority to undertake the Private Placement; and

(i)
no order ceasing or suspending trading in securities of the Corporation nor prohibiting the sale of such securities has been issued to and is outstanding against the Corporation or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened.

(j)
Except as set forth in Section 3.1(j) of the General Disclosure Schedule, the Corporation owns all right, title and interest to the Assets, including, without limitation, all right, title and interest to sue for infringement of the Patents. The Intellectual Property Rights, including, but not limited to, Patents are free and clear of all liens, claims, mortgages, pledges, security interests, other encumbrances and/or other third parties’ rights or restrictions of any kind whatsoever. The Corporation is not aware of any actions, suits, investigations, claims or proceedings pending or in progress relating to the Assets. To Corporations’ knowledge, the Assets do not infringe any third parties’ rights, including, but not limited to, patents.

Without limiting the foregoing, Corporation represents and warrants that:

(i)
The Corporation has the valid right to use, by virtue of ownership or pursuant to written license agreements, free and clear of all liens, security interests or other encumbrances, all Intellectual Property necessary for the conduct of the business of the Corporation and all Intellectual Property used or held for use in connection with the businesses of the Corporation as currently conducted by the Corporation.

(ii)
Other than as set forth in Section 3.1(j)(ii) of the General Disclosure Schedule, no claim has been asserted and is pending or, to the knowledge of the Corporation, has been threatened by any person or entity challenging or questioning the use of any Intellectual Property Rights or the validity, scope, enforceability, registerability, effectiveness or ownership of any Intellectual Property Rights, in whole or in part, and to the Corporation's knowledge, there are no grounds for the same.

(iii)
Other than as set forth in Section 3.1(j)(ii) of the General Disclosure Schedule, the Intellectual Property Rights owned by the Corporation have not been, and with respect to Intellectual Property Rights consisting of licenses granted to the Corporation, to the knowledge of the Corporation, have not been assigned, transferred, licensed, made subject to any option right, right of first offer, negotiation or refusal or any other contingent or non-contingent third party right or interest, or otherwise disposed of in any manner, in whole or in part, that limits or restricts the Corporation’s right or ability to exploit the Intellectual Property Rights.

(iv)
Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the diminution, termination or forfeiture of any Intellectual Property Rights or of any right, title or interest in or to the said Intellectual Property Rights.

(v)
Section 3.1(j)(v) of the General Disclosure Schedule lists open source materials that the Corporation has used in any way and describes the manner in which such open source materials have been used, including, without limitation, whether and how the open source materials have been modified and/or distributed by the Corporation. Except as set forth on Section 3.1(j)(v) of the General Disclosure Schedule, the Corporation has not (i) incorporated open source materials into, or combined open source materials with, software developed or distributed by the Corporation; (ii) distributed open source materials in conjunction with any other Software developed or distributed by the Corporation; or (iii) used open source materials governed by any agreement or arrangement that creates, or purports to create, obligations for the Corporation with respect to software developed or distributed by the Corporation or that grants, or purports to grant, to any third party, any rights to or immunities under Intellectual Property Rights (including, but not limited to, any use of any open source materials pursuant to any agreement or arrangement that requires, as a condition of use, modification and/or distribution of such open source materials that other software incorporating or incorporated or into, derived from or used or distributed with such open source materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

(vi)
Other than as listed in Section 3.1(j)(vi) of the General Disclosure Schedule, none of the research and development that led to the inventions which are the subject of the Assets and none of the technology or know-how incorporated in those inventions were financed by any governmental and/or other institution.

(k)	No broker fee or other payment is payable by the Corporation in connection with the transactions contemplated hereunder.

(l)
The registered share capital of the Corporation is 61,000,000 shares comprised of 60,000,000 common shares and 1,000,000 preferred shares. Section 3.1(l) of the General Disclosure Schedule lists the capitalization table of the Corporation, on a fully diluted and as converted basis (pre and post Closing).

(m)
The Shares to be issued to Subscriber upon the Closing together with the Warrant Shares, Conversion Shares, the Additional Acquired Shares, and the Preferred Shares to be issued upon exercise of the Warrant, represent approximately 91.85% of the Corporation’s voting rights.

(n)
True and correct copies of the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2007 and for the period ended June 30, 2008 (collectively, the “Financial Statements”), are as set forth in the Annual Report on Form 10-K, and the Quarterly Report on Form 10-Q, each filed by the Corporation with the SEC on March 31, 2008 and August 19, 2008, respectively.  The Financial Statements are true and correct, are in accordance with the books and records of the Corporation, have been prepared in accordance with US generally accepted accounting principles (“GAAP”) consistently applied, and fairly and accurately present in all material respects the financial position of the Corporation as of such dates and the results of its operations for the periods then ended.  The Corporation has not yet filed with the SEC its Quarterly Report on Form 10-Q for the third quarter of 2008.

(o)
The Corporation does not have any liabilities not reflected in the Financial Statements other than as listed in Section 3.1(o) of the General Disclosure Schedule or incurred in the ordinary course of business or not in an aggregate of more than $ 200,000. Without derogating from the generality of the foregoing, except as expressly set forth in the Financial Statements or in Section 3.1(o) of the General Disclosure Schedule, the Corporation is not a guarantor of any debt or obligation of another, nor has the Corporation given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Corporation.

4.	CLOSING

4.1
The Closing will take place on December 24, 2008 or such date or dates to be mutually agreed between the Subscriber and the Corporation, and if a Closing does not occur on or before January 24, 2008, either Party may terminate this Agreement, and neither Party will have any claim and/or demand against the other Party, its directors, officers and/or stockholders.

4.2	Upon Closing, the Subscriber will deliver to the Corporation a certified check, wire transfer or bank draft for the total price of the Subscriber’s Shares made payable to the Corporation.

4.3           At Closing, the Corporation will deliver

(a)
a copy of the Corporation’s board of directors resolution certified by an authorized officer of the Corporation, approving the issuance of the Shares, the conversion of the Loan into the Conversion Shares and the issuance of the Warrant hereunder;

(b)
irrevocable instructions to its transfer agent to issue as soon as is reasonably practicable (but within up to 90 days) to the Subscriber share certificates for the Shares purchased under this Agreement, including, but not limited to, the Conversion Shares and the Additional Acquired Shares;

(c)
to the Subscriber the certificate(s) representing the Warrants registered in the name of the Subscriber or its nominee and a copy of the books of the Corporation evidencing the registration of the Shares purchased under this Agreement, the Additional Acquired Shares and the Conversion Shares in the name of the Subscriber;

(d)
a certificate duly executed by the Chief Executive Officer and Chief Financial Officer of the Corporation, and dated as of the Closing date; such certificate confirming and certifying that the Corporation has performed and complied with all of its covenants, agreements, and undertakings required to be performed and complied with, at or prior to the Closing;

(e)
Messrs Gideon Barak, Amit Haller, Shlomo Shalev, Yossi Sela, and Matt Hills  shall resign from the Board of Directors of the Corporation, and the Board of Directors shall nominate additional members of the Board of Directors to be specified by the Subscriber, all in effect as of the Closing, all in accordance with the Corporation’s charter documents and applicable law; and

(f)	a legal opinion of Choate, Hall & Stewart LLP, in a form satisfactory to Subscriber that all required approvals and authorizations by Corporation shall have been obtained prior to Closing;

(g)	a waiver, release and letter of indemnification to all current directors, in form and substance reasonably satisfactory to the Corporation;

(i)
letters discharging any and all pledges and liens registered with respect to the Corporation's Assets other than liens granted by the Subsidiary in favor of First International Bank of Israel of September 15, 2003 and Bank Leumi L'Israel Ltd. of September 1, 2004 and listed in the Disclosure Schedule.

4.4
Simultaneously with the Closing, (i) the Corporation will amend the terms of conversion of the Conversion Loans such that Conversion Loans will be convertible into Preferred Shares at a price per share of US$34.50; (ii) the Corporation shall grant rights to convert certain outstanding loans listed in Exhibit C currently payable to Gemini and South Point in the aggregate amount of US$4 million into Preferred Shares at an exercise price of US$34.50 per Preferred Share, and such loans shall thereafter be deemed to be part of the Conversion Loans; (iii) Gemini and South Point shall convert the Conversion Loans to Preferred Shares; and (iv) Gemini and South Point shall transfer the Additional Acquired Shares and the Conversion Shares to the Subscriber in accordance with the Share Purchase Agreement.

4.5	The Subscriber's obligations to subscribe for the Shares to be purchased hereunder is subject to the fulfilment, prior to or at the Closing, of each of the following conditions:

(a)
the representations and warranties of each of the Company and each of the Founders were true and correct when made and shall be true and correct in all material respects at the Closing as though made again at the Closing Date;

(b)
no proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by the Corporation and no such proceeding has been instituted against it; and

(c)	the Subscriber shall have completed its financial due diligence to Subscriber's satisfaction, by no later than December 31, 2008.

5.	ADDITIONAL COVENANTS

5.1
The Corporation will obtain and maintain in effect a directors' and officers' run off insurance policy for the current directors and officers of the Corporation in customary form from a reputable insurance company to be in force for a period of seven years from the Closing.

5.2	The Corporation will convene a shareholders meeting to increase the authorized capital of the Corporation to provide sufficient unissued shares for such conversion.

6.	RESALE RESTRICTION

The Subscriber understands and acknowledges that the Units (and any Warrant Shares) will be subject to resale restrictions under United States securities laws, the terms of which may be endorsed on the certificates representing the Units (and any Warrant Shares), and the Subscriber agrees to comply with such resale restrictions. The Subscriber also acknowledges that it has been advised to consult with its own independent legal advisor with respect to the applicable resale restrictions and the Subscriber is solely responsible for complying with such restrictions and the Corporation is not responsible for ensuring compliance by the Subscriber with the applicable resale restrictions.

7.	USE OF PERSONAL INFORMATION

7.1
The Subscriber hereby acknowledges and consents to: (i) the disclosure by the Subscriber and the Corporation of Personal Information concerning the Subscriber to any Regulatory Authorities, or to a stock exchange and any of its affiliates, authorized agents, subsidiaries and divisions, (collectively referred to as “an Exchange”); and (ii) the collection, use and disclosure of Personal Information by an Exchange for the following purposes (or as otherwise identified by such Exchange, from time to time):

(a)	to conduct background checks;

(b)	to verify the Personal Information that has been provided about the Subscriber;

(c)	to consider the suitability of the Subscriber as a holder of securities of the Corporation;

(d)	to consider the eligibility of the Corporation to list on the Exchange;

(e)
to provide disclosure to market participants as the security holdings of the Corporation’s shareholders, and their involvement with any other reporting issuers, issuers subject to a cease trade order or bankruptcy, and information respecting penalties, sanctions or personal bankruptcies, and possible conflicts of interest with the Issuer;

(f)	to detect and prevent fraud;

(g)	to conduct enforcement proceedings; and

(h)
to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of an Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets.

7.2
Herein, “Personal Information” includes any information about the Subscriber required to be disclosed to a Regulatory Authority or an Exchange, whether pursuant to a Regulatory Authority or Exchange form or a request made by a Regulatory Authority or an Exchange.

7.3
The Subscriber acknowledges and consents to: (i) the fact that the Corporation is collecting his Personal Information for the purpose of completing this Agreement; (ii) the Corporation retaining such Personal Information for as long as permitted or required by law or business practices; (iii) the fact that the Corporation may be required by securities laws, the rules and policies of any stock exchange to provide Regulatory Authorities with any Personal Information provided by the Subscriber in this Agreement.

8.	MISCELLANEOUS

8.1	This Agreement, which includes any interest granted or right arising under this Agreement, may not be assigned or transferred.

8.2
Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the Parties with respect to the Units and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Corporation, or by anyone else.

8.3	The Parties may amend this Agreement only in writing.

8.4	This Agreement enures to the benefit of and is binding upon the Parties and, as the case may be, their respective heirs, executors, administrators and, successors.

8.5
A Party will give all notices or other written communications to the other Party concerning this Agreement by hand or by registered mail addressed to such other Party’s respective address which is noted on the cover page of this Agreement.

8.6
This Agreement may be executed in counterparts, each of which when delivered will be deemed to be an original and all of which together will constitute one and the same document and the Corporation will be entitled to rely on delivery by facsimile machine of an executed copy of this subscription, and acceptance by the Corporation of such facsimile copy will be equally effective to create a valid and binding agreement between the Subscriber and the Issuer as if the Corporation had accepted the subscription originally executed by the Subscriber.

8.7.
Without limiting the generality of the parties’ confidentiality obligations and subject to any duty imposed by any applicable law, it is agreed immediately subsequent to the Closing the Corporation will announce the transaction hereof by issuing a press releases and making such other filings as required by applicable law.

8.8
All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied, or sent by courier, or otherwise delivered by hand, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to the Corporation:
IXI Mobile, Inc.
17 Hatidhar St
Raanana

Attn CEO and Legal Dep.
Facsimile: +972-9-7461384

With a copy to:
Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 64 239
Attn:  Alon Sahar, Adv.
Fax:  +972 3 696 6464

if to the Subscriber:
Runcom Technologies Ltd.
11 Moshe Levi Street, Rishon Lezion 75658, Israel
To the attention of Chief Financial Officer

With a copy to Legal Department.
Facsimile: +972-3-9528805

Any notice sent in accordance with this Section 9.8 shall be effective (i) if sent by courier - two (2) business days after delivery to the courier service, (ii) if sent by messenger, upon delivery to the addressee, and (iii) if sent via facsimile - upon transmission and confirmation of receipt, or, if transmitted and received on a non-business day, on the first business day following transmission and confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

8.9
If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10	The representations and warranties of the Corporation set forth herein shall survive for a period of one year from the Closing. In the event of any breach of any of the representations or warranties of the Corporation, other than in the case of fraud or intentional wilful misrepresentation, the Subscriber shall be entitled solely to additional Common Shares at no additional consideration with a value equal to the actual damages incurred by the Subscriber or the Company as a result of such breach.

8.11
Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

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Exhibit A

General Disclosure Schedule

Exhibit B

Form of Warrant

Exhibit C

Loans

A.  Loans to be Amended to Convertible Loans

1.                      50% participation in Letter Agreement dated March 28, 2007 between Gemini Israel Funds, Landa Ventures Ltd. and the Company for a loan in the amount of $4,000,000, guaranteed by the Subsidiary, the principal plus accrued interest as of November 30, 2008 totals $2,195,616.

2.                      Letter Agreement dated March 28, 2007, as amended, between Southpoint Master Fund, LP and the Subsidiary for a loan in the amount of $2,000,000, the principal plus accrued interest as of November 30, 2008 totals $2,489,568.

B.  Convertible Loans

Loan Agreement dated June 19, 2006, as amended, between Southpoint Master Fund, LP, the Gemini Israel Funds, the Company and the Subsidiary in the amount of $20,000,000 by Southpoint Master Fund, LP and $8,000,000 in assumption of debt owed to Bank Leumi L'Israel and guaranteed by Gemini.  The remaining outstanding principal plus interest as of November 30, 2008 owed to Southpoint is $8,010,644. The remaining debt as of November 30, 2008 owed to Gemini consisting of a guarantee of the Corporation's line of credit is $2,540,000.